Exhibit 3.2

Damora Therapeutics, Inc.

CERTIFICATE OF DESIGNATION OF PREFERENCES,
RIGHTS AND LIMITATIONS
OF
SERIES A NON-VOTING CONVERTIBLE PREFERRED SHARES

Pursuant to the memorandum and articles of association of the Company, adopted by special resolution passed on 9 February 2026 and effective as of 16 July 2026 (as amended from time to time, the “Articles”). Capitalised terms not otherwise defined herein shall have the meanings assigned thereto in the Articles.

Damora Therapeutics, Inc. (the “Company”), an exempted company incorporated in the Cayman Islands with limited liability, DOES HEREBY CERTIFY:

That, pursuant to the authority conferred by the Articles, at a duly convened meeting of the board of directors of the Company (the “Board of Directors”) on 13 December 2025, the Board of Directors adopted the following resolutions, which such resolutions provides for the creation of a series of the Company’s Preferred Shares with a par value of US$0.00001 per share, which is designated as “Series A Non-Voting Convertible Preferred Shares,” with the preferences, rights and limitations set forth therein relating to dividends, conversion, redemption, dissolution and distribution of assets of the Company.

WHEREAS: the Articles provide for a class of shares known as Preferred Shares, consisting of 10,000,000 shares with par value of US$0.00001 per share (the “Preferred Shares”), issuable from time to time in one or more series.

RESOLVED: that, pursuant to authority conferred upon the Board of Directors by the Articles, the Board of Directors (i) do hereby create and authorize and provide for the issuance and allotment of a series of Preferred Shares of the Company with a par value of US$0.00001 per share, designated as “Series A Non-Voting Convertible Preferred Shares”, and (ii) hereby fixes the designations, powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, of such Preferred Shares, in addition to any provisions set forth in the Articles that are applicable to the Preferred Shares of all classes and series, as follows:

TERMS OF SERIES A NON-VOTING CONVERTIBLE PREFERRED SHARES

1.
Definitions. For the purposes hereof, the following terms shall have the following meanings:

“Asset Purchase Agreement” means the Asset Purchase Agreement, dated as of October 7, 2024, by and between the Company and Bridge Medicines LLC, a Delaware limited liability company (“Bridge Medicines”).

“Business Day” means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

“Buy-In” shall have the meaning set forth in Section 6.4.3.

“Closing Sale Price” means, for any security as of any date, the last closing trade price for such security immediately prior to 4:00 p.m., New York City time, on the principal Trading Market where such security is listed or traded, as reported by Bloomberg, L.P. (or an equivalent, reliable reporting service), or if the foregoing do not apply, the last trade price of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, L.P., or, if no last trade price is reported for such security by Bloomberg, L.P., the average of the bid prices of any market makers for such security as reported on the OTC Pink Market by OTC Markets Group, Inc. If the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Sale Price of such security on such date shall be the fair market value as determined in good faith by the Board of Directors of the Company.

“Commission” means the United States Securities and Exchange Commission.

“Ordinary Shares” means the Company’s ordinary shares, par value $0.00001 per share, and shares of any other class of securities into which such securities may hereafter be reclassified or changed.

“Conversion Shares” means, collectively, the Ordinary Shares issuable upon conversion of the Series A Non-Voting Preferred Shares in accordance with the terms hereof.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Holder” means a holder of Series A Non-Voting Preferred Shares.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Standard Settlement Period” means the standard settlement period, expressed in a number of Trading Days, for the Company’s Trading Market or quotation system with respect to the Ordinary Shares that is in effect on the date of delivery of an applicable Notice of Conversion.

“Trading Day” means a day on which the principal Trading Market is open for business.

“Trading Market” means any of the following markets or exchanges on which the Ordinary Shares are listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, or the New York Stock Exchange (or any successors to any of the foregoing).

2.
Designation, Amount and Par Value. The series of Preferred Shares shall be designated as the Company’s Series A Non-Voting Convertible Preferred Shares (the “Series A Non-Voting Preferred Shares”) and the number of shares so designated shall be 200. Each share of Series A Non-Voting Preferred Shares shall have a par value of $0.00001 per share.
3.
Dividends. Holders shall be entitled to receive, and the Company shall pay, dividends on the Series A Non-Voting Preferred Shares (on an as-converted-to-Ordinary Shares basis, without regard to the Beneficial Ownership Limitation (as defined below)) equal to and in the same form, and in the same manner, as dividends (other than dividends on Ordinary Shares payable in the form of

Ordinary Shares) actually paid on Ordinary Shares when, as and if such dividends (other than dividends payable in the form of Ordinary Shares) are paid on Ordinary Shares. Other than as set forth in the previous sentence, no other dividends shall be paid on Series A Non-Voting Preferred Shares, and the Company shall pay no dividends (other than dividends payable in the form of Ordinary Shares) on Ordinary Shares unless it simultaneously complies with the previous sentence.
4.
Voting Rights.
4.1
Except as otherwise provided herein or as otherwise required by the Articles, the Series A Non-Voting Preferred Shares shall have no voting rights. However, as long as any Series A Non-Voting Preferred Shares are issued and outstanding, the Company shall not, without the affirmative vote or written waiver of the holders of a simple majority of the then issued and outstanding Series A Non-Voting Preferred Shares: (i) alter or change adversely the powers, preferences or rights given to the Series A Non-Voting Preferred Shares or alter or amend this Certificate of Designation of Preferences, Rights and Limitations of Series A Non-Voting Convertible Preferred Shares (the “Certificate of Designation”), amend or repeal any provision of, or add any provision to, the Articles or file any articles of amendment, certificate of designations, preferences, limitations and relative rights of any series of Preferred Shares, if such action would adversely alter or change the preferences, rights, privileges or powers of, or restrictions provided for the benefit of the Series A Non-Voting Preferred Shares, regardless of whether any of the foregoing actions shall be by means of amendment to the Articles or by merger, consolidation, domestication, transfer, continuance, recapitalization, reclassification, waiver, statutory conversion or otherwise, (ii) issue further Series A Non-Voting Preferred Shares or increase or decrease (other than by conversion) the number of authorized Series A Non-Voting Preferred Shares, or (iii) enter into any agreement with respect to any of the foregoing. Holders of Ordinary Shares acquired upon the conversion of Series A Non-Voting Preferred Shares shall be entitled to the same voting rights as each other holder of Ordinary Shares.
4.2
Any vote required or permitted under Section 4.1 may be taken at a meeting of the Holders or through the execution of an action by written consent in lieu of such meeting or other written waiver by such shareholders, provided that the consent or waiver is executed by Holders representing a simple majority of the then issued and outstanding Series A Non-Voting Preferred Shares.
5.
Rank; Liquidation.
5.1
The Series A Non-Voting Preferred Shares shall rank pari passu with the Ordinary Shares, the Company’s Series B Non-Voting Preferred Shares and the Company’s Series C Non-Voting Preferred Shares as to distributions of assets upon liquidation, dissolution or winding up of the Company, whether voluntarily or involuntarily.
5.2
Upon any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary (a “Liquidation”), each Holder shall be entitled to receive out of the assets or distributable reserves of the Company the same amount that a holder of Ordinary Shares would receive if the Series A Non-Voting Preferred Shares were fully converted (disregarding for such purpose any Beneficial Ownership Limitations) to Ordinary Shares which amounts shall be paid pari passu with all holders of Ordinary Shares, plus an additional amount equal to any dividends declared on but unpaid to such shares. If, upon any such Liquidation, the assets of the Company shall be insufficient to pay the Holders of the Series A Non-Voting Preferred Shares the amount required under the preceding sentence, then all remaining assets of the Company shall be distributed ratably to the Holders and the holders of Ordinary Shares in accordance with the respective amounts that would be payable on all such securities if all amounts payable thereon were paid in full. For the avoidance of any doubt, a Fundamental Transaction shall not be deemed a Liquidation unless the Company expressly declares that such Fundamental Transaction shall be treated as if it were a Liquidation.
6.
Conversion.
6.1
Conversion at Option of Holder. Subject to Section 6.3 and Section 6.4.3, each Series A Non-Voting Preferred Share then issued and outstanding shall be convertible, at any time and from time to time, at the option of the Holder thereof, into a number of Ordinary Shares equal to the Conversion Ratio, subject to the Beneficial Ownership Limitation (as defined below) (each, an “Optional Conversion”). Holders shall effect conversions by providing the Company with the form of conversion notice attached hereto as Annex A (a “Notice of Conversion”), duly completed and executed. Provided the Company’s transfer agent is participating in the Depository Trust Company (“DTC”) Fast Automated Securities Transfer program, the Notice of Conversion may specify, at the Holder’s election, whether the applicable Conversion Shares shall be credited to the account of the Holder’s prime broker with DTC through its Deposit Withdrawal Agent Commission system (a “DWAC Delivery”). The date on which an Optional Conversion shall be deemed effective (the “Conversion Date”) shall be the Trading Day that the Notice of Conversion, completed and executed, is sent via email to, and received during regular business hours by, the Company; provided, that the original certificate(s) (if any) representing such Series A Non-Voting Preferred Shares being converted, duly endorsed, and the accompanying Notice of Conversion, are received by the Company within two (2) Trading Days thereafter. In all other cases, the Conversion Date shall be defined as the Trading Day on which the original certificate(s) (if any) representing such Series A Non-Voting Preferred Shares being converted, duly endorsed, and the accompanying Notice of Conversion, are received by the Company. The calculations set forth in the Notice of Conversion shall control in the absence of manifest or mathematical error.
6.2
Conversion Ratio. The “Conversion Ratio” for each Series A Non-Voting Preferred Share shall be 1,000 Ordinary Shares issuable upon the conversion (the “Conversion”) of each Series A Non-Voting Preferred Share (corresponding to a ratio of 1,000:1), subject to adjustment as provided herein.
6.3
Beneficial Ownership Limitation. Notwithstanding anything herein to the contrary, the Company shall not effect any conversion of any Series A Non-Voting Preferred Share, and a Holder shall not have the right to convert any portion of the Series A Non-Voting Preferred Share pursuant to Section 6.1, to the extent that, after giving effect to such attempted conversion set forth on an applicable Notice of Conversion (as defined in the Certificate of Designation) with respect to the Series A Non-Voting Preferred Share, such Holder (or any of such Holder’s affiliates or any other Person who would be a beneficial owner of Ordinary Shares beneficially owned by the Holder for purposes of Section 13(d) or Section 16 of the Exchange Act and the applicable rules and regulations of the Commission, including any “group” of which the Holder is a member (the foregoing, “Attribution Parties”)) would beneficially own a number of Ordinary Shares in excess of the Beneficial Ownership Limitation. For purposes of the foregoing sentence, the aggregate number of Ordinary Shares beneficially owned by such Holder and its Attribution Parties shall include the number of Ordinary Shares issuable upon conversion of the Series A Non-Voting Preferred Shares subject to the Notice of Conversion with respect to which such determination is being made, but shall exclude the number of Ordinary Shares which are issuable upon (A) conversion of the remaining, unconverted Series A Non-Voting Preferred Shares beneficially owned by such Holder or any of its Attribution Parties, and (B) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company (including any warrants) beneficially owned by such Holder or any of its Attribution Parties that are subject to and would exceed a limitation on conversion or exercise similar to the limitation contained herein. Except as set forth in the preceding sentence, for purposes of this Section 6.3, beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the applicable rules and regulations of the Commission, and the terms “beneficial ownership” and “beneficially own” have the meanings ascribed to such terms therein. In addition, for purposes hereof, “group” has the meaning set forth in Section 13(d) of the Exchange Act and the applicable rules and regulations of the Commission. For purposes of this Section 6.3, in determining the number of issued and outstanding Ordinary Shares, a Holder may rely on the number of issued and outstanding Ordinary Shares as stated in the most recent of the following: (A) the Company’s most recent periodic or annual filing with the Commission, as the case may be, (B) a more recent public announcement by the Company that is filed with the Commission, or (C) a more recent notice by the Company or the Company’s transfer agent to the Holder setting forth the number of Ordinary Shares then outstanding. Upon the written request of a Holder (which may be by email), the Company shall, within two (2) Trading Days thereof, confirm in writing to such Holder (which may be via email) the number of Ordinary Shares then issued and outstanding. In any case, the number of issued and outstanding Ordinary Shares shall be determined after giving effect to any actual conversion or exercise of securities of the Company, including of Series A Non-Voting Preferred Shares, by such Holder or its Attribution Parties since the date as of which such number of issued and outstanding Ordinary Shares was last publicly reported or confirmed to the Holder. The “Beneficial Ownership Limitation” shall initially be 4.9% of the number of Ordinary Shares issued and outstanding immediately after giving effect to the issuance of Ordinary Shares pursuant to such Notice of Conversion to the extent permitted pursuant to this Section 6.3. The Company shall be entitled to rely on representations made to it by the Holder in any Notice of Conversion regarding its Beneficial Ownership Limitation. Notwithstanding the foregoing, by written notice to the Company (email being sufficient), (i) the Holder may reset the Beneficial Ownership Limitation percentage to a higher percentage, not to exceed 19.9%, which increase will not be effective until the sixty-first (61st) day after such written notice is delivered to the Company, and (ii) the Holder may reset the Beneficial Ownership Limitation percentage to a lower percentage effective immediately after the delivery of such notice to the Company. Upon such a change by a Holder of the Beneficial Ownership Limitation, not to exceed 19.9%, the Beneficial Ownership Limitation may not be further amended by such Holder without first providing the minimum notice required by this Section 6.3. Notwithstanding the foregoing, at any time following notice of a Fundamental Transaction, the Holder may waive and/or change the Beneficial Ownership Limitation effective immediately upon written notice to the Company and may reinstitute a Beneficial Ownership Limitation at any time thereafter effective immediately upon written notice to the Company. The provisions of this Section 6.3 shall be construed, corrected and implemented in a manner so as to effectuate the intended Beneficial Ownership Limitation herein contained and the Ordinary Shares underlying the Series A Non-Voting Preferred Shares in excess of the Beneficial Ownership Limitation shall not be deemed to be beneficially owned by the Holder for any purpose including for purposes of Section 13(d) or Rule 16a-1(a)(1) of the Exchange Act.
6.4
Mechanics of Conversion.
6.4.1
Delivery of Certificate or Electronic Issuance. Upon Conversion not later than the lesser of two (2) Trading Days and the number of Trading Days comprising the Standard Settlement Period after the applicable Conversion Date, or if the Holder requests the issuance of physical certificate(s), not later than the lesser of two (2) Trading Days and the number of Trading Days comprising the Standard Settlement Period after receipt by the Company of the original certificate(s) representing such Series A Non-Voting Preferred Shares being converted, duly endorsed, and the accompanying Notice of Conversion (the “Share Delivery Date”), the Company shall either: (a) deliver, or cause to be delivered, to the converting Holder a physical certificate or certificates representing the number of Conversion Shares being acquired upon the conversion of Series A Non-Voting Preferred Shares, or (b) in the case of a DWAC Delivery (if so requested by the Holder), electronically transfer such Conversion Shares by crediting the account of the Holder’s prime broker with DTC through its DWAC system. If in the case of any Notice of Conversion such certificate or certificates for the Conversion Shares are not delivered to or as directed by or, in the case of a DWAC Delivery, such shares are not electronically delivered to or as directed by, the applicable Holder by the Share Delivery Date, the applicable Holder shall be entitled to elect to rescind such Notice of Conversion by written notice to the Company at any time on or before its receipt of such certificate or certificates for Conversion Shares or electronic receipt of such shares, as applicable, in which event the Company shall promptly return to such Holder any original Series A Non-Voting Preferred Share certificate delivered to the Company and such Holder shall promptly return to the Company any Ordinary Share certificates or otherwise direct the return of any Ordinary Shares delivered to the Holder through the DWAC system, representing the Series A Non-Voting Preferred Shares unsuccessfully tendered for conversion to the Company.
6.4.2
Obligation Absolute. Subject to Section 6.3 and subject to Holder’s right to rescind a Notice of Conversion pursuant to Section 6.4.1, the Company’s obligation to issue and deliver the Conversion Shares upon conversion of Series A Non-Voting Preferred Shares in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by a Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by such Holder or any other Person of any obligation to the Company or any violation or alleged violation of law by such Holder or any other Person, and irrespective of any other circumstance which might otherwise limit such obligation of the Company to such Holder in connection with the issuance of such Conversion Shares. Subject to Section 6.3 and subject to Holder’s right to rescind a Notice of Conversion pursuant to Section 6.4.1, in the event a Holder shall elect to convert any or all of its Series A Non-Voting Preferred Shares, the Company may not refuse conversion based on any claim that such Holder or anyone associated or affiliated with such Holder has been engaged in any violation of law, agreement or for any other reason, unless an injunction from a court, on notice to Holder, restraining and/or enjoining conversion of all or part of the Series A Non-Voting Preferred Shares of such Holder shall have been sought and obtained by the Company, and the Company posts a surety bond for the benefit of such Holder in the amount of 150% of the value of the Conversion Shares into which would be converted Series A Non-Voting Preferred Shares which is subject to such injunction, which bond shall remain in effect until the completion of arbitration/litigation of the underlying dispute and the proceeds of which shall be payable to such Holder to the extent it obtains judgment. In the absence of such injunction, the Company shall, subject to Section 6.3 and subject to Holder’s right to rescind a Notice of Conversion pursuant to Section 6.4.1, issue Conversion Shares upon a properly noticed conversion.
6.4.3
Cash Settlement. If, at any time after six months after the initial issuance of the Series A Non-Voting Preferred Shares, the Company fails to deliver to a Holder such certificate or certificates, pursuant to Section 6.4.1 on or prior to the third (3rd) Trading Day after the Share Delivery Date applicable to such conversion other than a failure caused by (i) incorrect or incomplete information provided by Holder to the Company or (ii) the application of the Beneficial Ownership Limitation, then, unless the Holder has rescinded the applicable Notice of Conversion pursuant to Section 6.4.1, the Company shall, at the request of the Holder, pay an amount equal to the Fair Value (as defined below) of such undelivered shares, with such payment to be made within three Business Days from the date of request by the Holder, whereupon the Company’s obligations to deliver such shares underlying the Notice of Conversion shall be extinguished upon payment in full of the Fair Value of such undelivered shares. For purposes of this Section 6.4.3, the “Fair Value” of shares shall be fixed with reference to the last reported Closing Sale Price on the principal Trading Market on which the Ordinary Shares are listed as of the Trading Day immediately prior to the date on which the Notice of Conversion is delivered to the Company. For the avoidance of doubt, the cash settlement provisions set forth in this Section 6.4.3 shall be available irrespective of the reason for the Company’s failure to timely deliver Conversion Shares (other than a failure caused by (i) incorrect or incomplete information provided by Holder to the Company or (ii) the application of the Beneficial Ownership Limitation), including due to limitations set forth in Section 6.4.6 or due to applicable Trading Market rules.
6.4.4
Buy-In on Failure to Timely Deliver Certificates. If the Company fails to deliver to a Holder the applicable certificate or certificates or to effect a DWAC Delivery, as applicable, by the Share Delivery Date pursuant to Section 6.4.1 (other than a failure caused by materially incorrect or incomplete information provided by Holder to the Company or the application of the Beneficial Ownership Limitation), and if after such Share Delivery Date such Holder is required by its brokerage firm to purchase (in an open market transaction or otherwise), or the Holder’s brokerage firm otherwise purchases, Ordinary Shares to deliver in satisfaction of a sale by such Holder of the Conversion Shares which such Holder was entitled to receive upon the conversion relating to such Share Delivery Date (a “Buy-In”), then the Company shall (A) pay in cash to such Holder (in addition to any other remedies available to or elected by such Holder) the amount by which (x) such Holder’s total purchase price (including any brokerage commissions) for the Ordinary Shares so purchased exceeds (y) the product of (1) the aggregate number of Ordinary Shares that such Holder was entitled to receive from the conversion at issue multiplied by (2) the actual sale price at which the sell order giving rise to such purchase obligation was executed (including any brokerage commissions) and (B) at the option of such Holder, either reissue (if surrendered) the Series A Non-Voting Preferred Shares equal to the number of Series A Non-Voting Preferred Shares submitted for conversion or deliver to such Holder the number of Ordinary Shares that would have been issued if the Company had timely complied with its delivery requirements under Section 6.4.1. For example, if a Holder purchases Ordinary Shares having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of Series A Non-Voting Preferred Shares with respect to which the actual sale price (including any brokerage commissions) giving rise to such purchase obligation was a total of $10,000 under clause (A) of the immediately preceding sentence, the Company shall be required to pay such Holder $1,000. The Holder shall provide the Company written notice, within three (3) Trading Days after the occurrence of a Buy-In, indicating the amounts payable to such Holder in respect of such Buy-In together with applicable confirmations and other evidence reasonably requested by the Company. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver certificates representing Ordinary Shares upon conversion of the Series A Non-Voting Preferred Shares as required pursuant to the terms hereof or the cash settlement remedy set forth in Section 6.4.3; provided, however, that the Holder shall not be entitled to both (i) require the reissuance of the Series A Non-Voting Preferred Shares submitted for conversion for which such conversion was not timely honored and (ii) receive the number of Ordinary Shares that would have been issued if the Company had timely complied with its delivery requirements under Section 6.4.1.
6.4.5
Reservation of Shares Issuable Upon Conversion. The Company covenants that at all times it will reserve and keep available out of its authorized and unissued Ordinary Shares for the sole purpose of issuance upon conversion of the Series A Non-Voting Preferred Shares, free from preemptive rights or any other actual contingent purchase rights of Persons other than the Holders of the Series A Non-Voting Preferred Shares, not less than such aggregate number of Ordinary Shares as shall be issuable (taking into account the adjustments of Section 7) upon the conversion of all outstanding Series A Non-Voting Preferred Shares. The Company covenants that all Ordinary Shares that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and non-assessable.
6.4.6
Fractional Shares. No fractional Ordinary Shares shall be issued upon conversion of the Series A Non-Voting Preferred Shares, no certificates or scrip for any such fractional shares shall be issued. Any fractional Ordinary Shares that a Holder of Series A Non-Voting Preferred Shares would otherwise be entitled to receive shall be aggregated with all fractional Ordinary Shares issuable to such Holder and any remaining fractional shares shall be rounded down to the nearest whole share. In lieu of any fractional shares to which a Holder would otherwise be entitled, the Company shall pay cash equal to such fraction multiplied by the closing price of the Ordinary Shares on the Trading Market on the Trading Day immediately preceding the applicable Conversion Date. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of Series A Non-Voting Preferred Shares the Holder is at the time converting into Ordinary Shares and the aggregate number of Ordinary Shares issuable upon such conversion.
6.4.7
Transfer Taxes. The issuance of certificates for Ordinary Shares upon conversion of the Series A Non-Voting Preferred Shares shall be made without charge to any Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificates, provided that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the registered Holder(s) of such Series A Non-Voting Preferred Shares and the Company shall not be required to issue or deliver such certificates unless or until the Person or Persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.
6.5
Status as Shareholder. Upon each Conversion Date, (i) the Series A Non-Voting Preferred Shares being converted shall be deemed converted into Ordinary Shares and (ii) the Holder’s rights as a holder of such converted Series A Non-Voting Preferred Shares shall cease and terminate, excepting only the right to receive certificates for such Ordinary Shares and to any remedies provided herein or otherwise available at law or in equity to such Holder because of a failure by the Company to comply with the terms of this Certificate of Designation. In all cases, the Holder shall retain all of its rights and remedies for the Company’s failure to convert Series A Non-Voting Preferred Shares.
7.
Certain Adjustments.
7.1
Share Dividends and Share Splits. If the Company, at any time while a Series A Non-Voting Preferred Share is issued and outstanding: (A) pays a share dividend or otherwise makes a distribution or distributions payable in Ordinary Shares (which, for avoidance of doubt, shall not include any Ordinary Shares issued by the Company upon conversion of a Series A Non-Voting Preferred

Share) with respect to the then issued and outstanding Ordinary Shares; (B) subdivides outstanding Ordinary Shares into a larger number of shares; or (C) combines (including by way of a share consolidation) issued and outstanding Ordinary Shares into a smaller number of shares, then the Conversion Ratio shall be multiplied by a fraction of which the numerator shall be the number of Ordinary Shares (excluding any treasury shares of the Company) issued and outstanding immediately after such event and of which the denominator shall be the number of Ordinary Shares issued and outstanding immediately before such event (excluding any treasury shares of the Company). Any adjustment made pursuant to this Section 7.1 shall become effective immediately after the record date for the determination of shareholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision or combination.
7.2
Fundamental Transaction. If, at any time while a Series A Non-Voting Preferred Share is issued and outstanding, (A) the Company effects any merger or consolidation of the Company with or into another Person or any share sale to, or other business combination (including, without limitation, a reorganization, recapitalization, spin-off, share exchange or scheme of arrangement) with or into another Person (other than such a transaction in which the Company is the surviving or continuing entity and its Ordinary Shares are not exchanged for or converted into other securities, cash or property), (B) the Company effects any sale, lease, transfer or exclusive license of all or substantially all of its assets in one transaction or a series of related transactions, (C) any tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which more than 50% of the Ordinary Shares not held by the Company or such Person is exchanged for or converted into other securities, cash or property, or (D) the Company effects any reclassification of the Ordinary Shares or any compulsory share exchange pursuant (other than as a result of a dividend, subdivision or combination covered by Section 7.1) to which the Ordinary Shares are effectively converted into or exchanged for other securities, cash or property (in any such case, a “Fundamental Transaction”), then, upon any subsequent conversion of a Series A Non-Voting Preferred Share the Holders shall have the right to receive, in lieu of the right to receive Conversion Shares, for each Conversion Share that would have been issuable upon such conversion (without regard to any Beneficial Ownership Limitation) immediately prior to the occurrence of such Fundamental Transaction, the same kind and amount of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had converted the Series A Non-Voting Preferred Shares into Conversion Shares immediately prior to such Fundamental Transaction (without regard to any Beneficial Ownership Limitations) (the “Alternate Consideration”). For purposes of any such subsequent conversion, the determination of the Conversion Ratio shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one Ordinary Share in such Fundamental Transaction, and the Company shall adjust the Conversion Ratio in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Ordinary Shares are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holders shall be given the same choice as to the Alternate Consideration it receives upon any conversion of a Series A Non-Voting Preferred Share following such Fundamental Transaction. To the extent necessary to effectuate the foregoing provisions, any successor to the Company or surviving entity in such Fundamental Transaction shall file a new certificate of designation with the same terms and conditions and issue to the Holders new preferred shares consistent with the foregoing provisions and evidencing the Holders’ right to convert such preferred shares into Alternate Consideration. The terms of any agreement to which the Company is a party and pursuant to which a Fundamental Transaction is effected shall include terms requiring any such successor or surviving entity to comply with the provisions of this Section 7.2 and ensuring that this Series A Non-Voting Preferred Shares (or any such replacement security) will be similarly adjusted upon any subsequent transaction analogous to a Fundamental Transaction. The Company shall cause to be delivered to each Holder, at its last address as it shall appear upon the register of members of the Company (the “Register of Members”), written notice of any Fundamental Transaction at least 20 calendar days prior to the date on which such Fundamental Transaction is expected to become effective or close.
7.3
Calculations. All calculations under this Section 7 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 7, the number of Ordinary Shares deemed to be issued and outstanding as of a given date shall be the sum of the number of Ordinary Shares (excluding any treasury shares of the Company) issued and outstanding.
8.
Redemption. The Series A Non-Voting Preferred Shares shall not be redeemable; provided, however, that the foregoing shall not limit the ability of the Company to purchase or otherwise deal in such shares to the extent otherwise permitted hereby and under the Articles, nor shall the foregoing limit the Holder’s rights under Section 6.5.3.
9.
Transfer. Subject to the Articles, a Holder may transfer any Series A Non-Voting Preferred Shares together with the accompanying rights set forth herein, held by such holder without the consent of the Company; provided that such transfer is in compliance with applicable securities laws. The Company shall in good faith (i) do and perform, or cause to be done and performed, all such further acts and things, and (ii) execute and deliver all such other agreements, certificates, instruments and documents, in each case, as any holder of Series A Non-Voting Preferred Shares may reasonably request in order to carry out the intent and accomplish the purposes of this Section 9. The transferee of any Series A Non-Voting Preferred Shares shall be subject to the Beneficial Ownership Limitation applicable to the transferor as of the time of such transfer.
10.
Series A Non-Voting Preferred Shares Register. The Company shall maintain at its principal executive offices (or such other office or agency of the Company as it may designate by notice to the Holders in accordance with Section 11), a register for the Series A Non-Voting Preferred Shares, in which the Company shall record (i) the name, address, and electronic mail address of each holder in whose name the Series A Non-Voting Preferred Shares have been issued and (ii) the name, address, and electronic mail address of each transferee of any Series A Non-Voting Preferred Shares. The Company may deem and treat the registered Holder of Series A Non-Voting Preferred Shares as the absolute owner thereof for the purpose of any conversion thereof and for all other purposes. The Company shall keep the register open and available at all times during business hours for inspection by any holder of Series A Non-Voting Preferred Shares or his, her or its legal representatives.
11.
Notices. Any notice required or permitted by the provisions of this Certificate of Designation to be given to a Holder of Series A Non-Voting Preferred Shares shall be mailed, postage prepaid, to the post office address last shown on the records of the Company, or given by electronic communication in compliance with the provisions of the Articles, and shall be deemed sent upon such mailing or electronic transmission.
12.
Book-Entry; Certificates. The Series A Non-Voting Preferred Shares will be issued in book-entry form; provided that, if a Holder requests that such Holder’s Series A Non-Voting Preferred Shares be issued in certificated form, the Company will instead issue a share certificate to such Holder representing such Holder’s Series A Non-Voting Preferred Shares. To the extent that any Series A

Non-Voting Preferred Shares are issued in book-entry form, references herein to “certificates” shall instead refer to the book-entry notation relating to such shares.
13.
Lost or Mutilated Series A Non-Voting Preferred Shares Certificate. If a Holder’s Series A Non-Voting Preferred Share certificate shall be mutilated, lost, stolen or destroyed, the Company shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the Series A Non-Voting Preferred Shares so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership hereof reasonably satisfactory to the Company.
14.
Waiver. Any waiver by the Company or a Holder of a breach of any provision of this Certificate of Designation shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designation or a waiver by any other Holders. The failure of the Company or a Holder to insist upon strict adherence to any term of this Certificate of Designation on one or more occasions shall not be considered a waiver or deprive that party (or any other Holder) of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designation. Any waiver by the Company or a Holder must be in writing. Notwithstanding any provision in this Certificate of Designation to the contrary, any provision contained herein and any right of the Holders of Series A Non-Voting Preferred Shares granted hereunder may be waived as to all Series A Non-Voting Preferred Shares (and the Holders thereof) upon the written consent or resolution of the Holders of not less than a simple majority of the Series A Non-Voting Preferred Shares then issued and outstanding, provided, however, that the Beneficial Ownership Limitation applicable to a Holder, and any provisions contained herein that are related to such Beneficial Ownership Limitation, cannot be modified, waived or terminated without the consent of such Holder, provided further, that any proposed waiver that would, by its terms, have a disproportionate and materially adverse effect on any Holder shall require the consent of such Holder(s).
15.
Severability. Whenever possible, each provision hereof shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision hereof is held to be prohibited by or invalid under applicable law, then such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof.
16.
Status of Converted Series A Non-Voting Preferred Shares. If any Series A Non-Voting Preferred Shares shall be converted, repurchased, surrendered or redeemed by the Company, such shares shall, to the fullest extent permitted by applicable law and in accordance with the Articles, be repurchased, surrendered or redeemed (as applicable) and automatically cancelled, and shall not be reissued as a Series A Non-Voting Preferred Share. Immediately upon its cancellation, any such Series A Non-Voting Preferred Share shall no longer be designated as a Series A Non-Voting Preferred Share and shall form part of the authorized but unissued share capital of the Company.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, Damora Therapeutics, Inc. has caused this Certificate of Designation of Preferences, Rights and Limitations of Series A Non-Voting Convertible Preferred Shares to be duly executed on its behalf by its director on 16 July 2026.

DAMORA THERAPEUTICS, INC.

By:/s/ Garrett Winslow

Name: Garrett Winslow

Title: General Counsel and Corporate Secretary

ANNEX A

NOTICE OF CONVERSION

(TO BE EXECUTED BY THE REGISTERED HOLDER IN ORDER TO CONVERT SERIES A NON-VOTING CONVERTIBLE PREFERRED SHARES)

The undersigned Holder hereby irrevocably elects to convert the number of Series A Non-Voting Preferred Shares indicated below, represented in book-entry form, into Ordinary Shares, par value $0.00001 per share (the “Ordinary Shares”), of Damora Therapeutics, Inc., an exempted company incorporated in the Cayman Islands with limited liability (the “Company”), on the date written below. If securities are to be issued in the name of a Person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto. Capitalized terms utilized but not defined herein shall have the meaning ascribed to such terms in that certain Certificate of Designation of Preferences, Rights and Limitations of Series A Non-Voting Convertible Preferred Shares (the “Certificate of Designation”) or the memorandum and articles of association of the Company, adopted by special resolution passed on 9 February 2026 and effective as of 16 July 2026 (as amended from time to time, the “Articles”).

On the date hereof, the number of Ordinary Shares beneficially owned by the undersigned Holder (together with such Holder’s Attribution Parties), including the number of Ordinary Shares issuable upon conversion of the Series A Non-Voting Preferred Shares subject to this Notice of Conversion, but excluding the number of Ordinary Shares which are issuable upon (A) conversion of the remaining, unconverted Series A Non-Voting Preferred Shares beneficially owned by such Holder or any of its Attribution Parties, and (B) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company (including any warrants) beneficially owned by such Holder or any of its Attribution Parties that are subject to a limitation on conversion or exercise similar to the limitation contained in Section 6.3 of the Certificate of Designation, is _____. For purposes hereof, beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the applicable regulations of the Commission. In addition, for purposes hereof, “group” has the meaning set forth in Section 13(d) of the Exchange Act and the applicable regulations of the Commission.

CONVERSION CALCULATIONS:

Date to Effect Conversion:
Number of Series A Non-Voting Preferred Shares owned prior to Conversion:
Number of Series A Non-Voting Preferred Shares to be Converted:
Number of Ordinary Shares to be Issued:
Address for delivery of physical certificates:

For DWAC Delivery, please provide the following:

Broker No.:

Account No.:

[HOLDER]

By:

Name:

Title: